Exhibit 4.4

Execution Version

SECOND AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (the “Amendment”), dated March 21, 2019, is entered into by and among Dex Media, Inc., a Delaware corporation (“Borrower”), Dex Media Holdings, Inc., a Delaware corporation (“Parent”), Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent for each Secured Party (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), and the Lenders party hereto.

RECITALS

Borrower, Parent, Administrative Agent and the Lenders from time to time party thereto are parties to a certain Amended and Restated Credit Agreement, dated as of June 30, 2017 (as amended by that certain First Amendment to Amended and Restated Credit Agreement, dated as of January 31, 2019, and as may be further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “ Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

Borrower has requested that certain amendments be made to the Credit Agreement, which Administrative Agent and Lenders party hereto (collectively constituting the Required Lenders as defined in the Credit Agreement) are willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.       Amendments to Credit Agreement. As of the date hereof, the Credit Agreement is amended as follows:

1.1.    Schedule 5.1. The Credit Agreement is hereby amended by deleting clause (f) of Schedule 5.1 in its entirety and any and all references in the Credit Agreement thereto.

1.2.    No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

2.       Conditions Precedent. This Amendment shall be effective when Administrative Agent shall have received an executed original hereof, executed by the Borrower, Parent, the Administrative Agent and the Lenders party hereto (collectively, constituting the Required Lenders) (such date, the “Second Amendment Effective Date”).

3.       Representations and Warranties. Each Loan Party hereby represents and warrants to Administrative Agent and Lenders as follows as of the Second Amendment Effective Date:

(a)     Such Loan Party has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments have been duly executed and delivered by such Loan Party and constitute the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.

(b)    The execution, delivery and performance by such Loan Party of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any registration with, consent or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices or other actions that have been obtained and that are still in force and effect, (ii) violate any material provision of federal, state or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries or (iii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)     All of the representations and warranties contained in Section 4 of the Credit Agreement are correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Second Amendment Effective Date as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

4.       References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Loan Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

5.       No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Loan Document or other document held by Administrative Agent, whether or not known to Administrative Agent and whether or not existing on the date of this Amendment.

6.       Costs and Expenses. Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Administrative Agent on demand for all reasonable and documented out-of-pocket costs and expenses incurred by Administrative Agent in connection with this Amendment, including, without limitation, all reasonable and documented out-of-pocket fees and disbursements of one firm of outside legal counsel, as and to the extent required pursuant to Section 2.6(d) of the Credit Agreement. Without limiting the generality of the foregoing, Borrower specifically agrees to pay all reasonable and documented out-of-pocket fees and disbursements of Otterbourg, P.C. for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto as and to the extent required pursuant to Section 2.6(d) of the Credit Agreement.

7.       Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed an original and all of which counterparts, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment.

8.       Governing Law. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

DEX MEDIA, INC. a Delaware corporation

By:	/s/ Nicholas Haughey
Name:	Nicholas Haughey
Title:	Vice President -Finance

DEX MEDIA HOLDINGS, INC. a Delaware corporation

By:	/s/ Nicholas Haughey
Name:	Nicholas Haughey
Title:	Vice President - Finance

Signature page to Second Amendment to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association as Administrative Agent and as a Lender

By:	/s/ Cory R. Moore
Name:	Cory R. Moore
Title:	Authorized Signatory

Signature page to Second Amendment to Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, a national banking association, as a Lender

By:
Name: _Rahum N. Williams
Title:_Senior Vice President

Signature page to Second Amendment to Amended and Restated Credit Agreement

CIT BANK, N.A. a national banking association, as a Lender

By:
Name:
Title:

Signature page to Second Amendment to Amended and Restated Credit Agreement